Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of William Penn Bancorporation of our report dated October 6, 2020, relating to our audit of William Penn Bancorp, Inc.’s consolidated statements of financial condition as of June 30, 2020 and 2019; and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, which report was filed with the Prospectus dated January 15, 2021, included as part of the Registration Statement on Form S-1 of William Penn Bancorporation (File No. 333-249492).

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

April 9, 2021